Exhibit 99.1
       COMPANY NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
Monday, July 31, 2006	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS SECOND QUARTER RESULTS
Balance Sheet Focus Significantly Improves Cash Flow
     DULUTH, GA – July 31 – AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported net income of $0.45 per share for the second quarter of 2006. Adjusted net income, which excludes restructuring and other infrequent expenses, was also $0.45 per share for the second quarter of 2006. These results compare to reported net income of $0.47 per share and adjusted net income, which excludes restructuring and other infrequent expenses and costs associated with a June 2005 bond redemption, of $0.61 per share for the second quarter of 2005. Net sales for the second quarter of 2006 were $1.5 billion, a decrease of approximately 8% compared to the same period in 2005.
     For the first six months of 2006, net income was $0.64 per share compared to $0.70 per share in 2005. Adjusted net income was $0.64 per share for the first six months of 2006 compared to $0.84 per share in 2005. Net sales for the first six months of 2006 decreased approximately 7.5% to $2.6 billion.
     “In the second quarter, we accomplished our goal to reduce seasonal working capital requirements by smoothing our production schedule in 2006,” said Martin Richenhagen, President and Chief Executive Officer. “Unit production was down 20 percent from the second quarter of 2005 which contributed to achieving a reduction in accounts receivable and inventories as of June 30, 2006 of approximately $191 million compared to June 2005 levels. Our focus on working capital for the first half of 2006 drove an improvement of approximately $113 million in free cash flow when compared to the first half of 2005. Second quarter sales and operating margins were pressured by our actions to strengthen our balance sheet, particularly in North America, where our efforts to reduce dealer inventories resulted in lower sales. In addition, our results were impacted by weaker market conditions in the South America and Asia/Pacific regions. Our Europe/Africa/Middle East segment continued its strong performance, where we achieved an increase in both sales and operating income.”
     “In addition to our focus on cash flow, we also are making substantial progress in many of our initiatives to improve our products, distribution, and operating efficiencies,” stated Mr. Richenhagen. “Our development of larger, more efficient equipment for the professional farmer continues with our launch of new high horsepower tractors, larger combines, and sprayer models planned for the second half of the year. In May 2006, we announced the formation of a joint venture company to distribute Fendt and Valtra branded equipment throughout the fast growing markets of Russia and Kazakhstan. We are also identifying projects in some of our factories to improve efficiencies and customer responsiveness. We are confident these initiatives will produce growth and improved results in future years.”
     Second Quarter and Year-to-Date Results
     For the second quarter of 2006, AGCO reported net sales of $1,450.5 million and net income of $40.9 million, or $0.45 per share. Adjusted net income, excluding restructuring and other infrequent expenses, was also $40.9 million, or $0.45 per share, for the second quarter of 2006. For the second quarter of 2005, AGCO reported net sales of $1,574.3 million and net income of $46.1 million, or $0.47 per share. Adjusted net income, excluding restructuring and other infrequent income and bond redemption costs, was $59.2 million, or $0.61 per share, for the second quarter of 2005.
     For the first six months of 2006, AGCO reported net sales of $2,620.3 million and net income of $58.2 million, or $0.64 per share. Adjusted net income, excluding restructuring and other infrequent expenses, was $58.3 million, or $0.64 per share for the first six months of 2006. For the first six months of 2005, AGCO reported net sales of $2,831.2 million and net income of $67.6 million, or $0.70 per share. Adjusted net income, excluding restructuring and other infrequent income and bond redemption costs, in the first six months of 2005 was $81.6 million, or $0.84 per share. A reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three and six months ended June 30, 2006 and 2005 is provided in Note 8 to our Condensed Consolidated Financial Statements.
     AGCO’s net sales decreased 7.9% for the second quarter and 7.5% for the first six months of 2006 compared to the same periods in 2005. Excluding the impact of currency translation, AGCO’s net sales decreased 9.0% during the second quarter and 6.7% for the first six months of 2006 compared to the same periods in 2005. Net sales declined in the North America, South America and Asia/Pacific regions, partially offset by sales increases in the Europe/Africa/Middle East region, particularly in Europe. In North America, net sales were significantly lower for the first half of 2006 compared to 2005 primarily due to lower dealer deliveries implemented to achieve a reduction in dealer floorplan inventories compared to the prior year. In South America and Asia/Pacific, weaker market conditions contributed to the sales decline.
     Adjusted income from operations decreased $25.8 million for the second quarter of 2006 and $35.8 million for the first six months of 2006 compared to 2005 resulting from the decrease in net sales. Gross margins in 2006 were slightly above 2005, despite lower production levels, due to productivity gains and a favorable sales mix.
     In AGCO’s Europe/Africa/Middle East region, income from operations increased $3.0 million in the second quarter and $8.9 million for the first six months of 2006 compared to 2005. Income from operations in the second quarter and the first six months of 2006 increased due to a 4% and 7% increase in net sales, respectively, excluding currency impact, resulting from stronger market conditions in key regions of Europe. The improved operating results were also due to stronger operating margins resulting from productivity gains and a favorable sales mix.
     Income from operations in AGCO’s South America region decreased $1.9 million for the second quarter and $3.2 million for the first six months of 2006 compared to 2005. Industry demand in South America was below 2005 levels, resulting in a decline in AGCO’s net sales in

South America, excluding currency impact, of approximately 20% for both the second quarter and first six months of 2006.
     In North America, income from operations decreased $17.6 million in the second quarter and $25.6 million for the first six months of 2006 compared to 2005. Income from operations in the second quarter and the first six months of 2006 was lower primarily due to a 27% and 24% reduction in net sales, respectively, excluding currency impact, compared to 2005. The reduction in net sales was primarily the result of AGCO’s actions to decrease working capital by lowering dealer inventories in the first half of 2006.
     Income from operations in the Asia/Pacific region decreased $4.1 million in the second quarter and $7.9 million for the first six months of 2006 compared to 2005 primarily due to lower sales in Asia and negative currency impacts.
     Regional Market Results
     North America – Industry unit retail sales of tractors for the first six months of 2006 were relatively flat over the comparable prior year period resulting from increases in the utility and compact tractor segments, largely offset by an approximate 10% decline in the high horsepower tractor segment. Industry unit retail sales of combines for the first six months of 2006 were approximately 4% higher than the prior year period. AGCO’s unit retail sales of tractors and combines were lower in the first six months of 2006 compared to 2005.
     Europe – Industry unit retail sales of tractors for the first six months of 2006 decreased approximately 1% compared to the prior year period. Retail demand declined in France, Italy, Finland and Spain, but improved in Germany, the United Kingdom, Scandinavia and Central and Eastern Europe. AGCO’s unit retail sales for the first six months of 2006 were higher when compared to the prior year period.
     South America – Industry unit retail sales of tractors and combines for the first six months of 2006 decreased approximately 11% and 39%, respectively, compared to the prior year period. Retail sales in the major market of Brazil for tractors were relatively flat compared to 2005 and declined approximately 48% for combines during the first six months of 2006 compared to 2005. AGCO’s South American unit retail sales of tractors and combines declined in the first six months of 2006 compared to 2005.
     Rest of World Markets – Outside of North America, Europe and South America, AGCO’s net sales for the first six months of 2006 were approximately 26% lower than 2005 due to lower sales in Asia and the Middle East.
     “Market conditions during the second quarter were down in all major regions,” stated Mr. Richenhagen. “In particular, we expect the softening demand for high horsepower tractors to continue in North America due to lower farm income anticipated in 2006. In South America, we expect demand to continue to weaken due to the impact of the strong Brazilian Real and high farm debt levels.”

     New Productivity Initiatives
     AGCO has identified several new productivity initiatives throughout its operations designed to reduce product costs, overheads and inventories in the future. AGCO’s assembly operations in both Marktoberdorf, Germany and Hesston, Kansas will be updated to improve manufacturing cycle time, material flow, and labor productivity. In addition, AGCO has identified opportunities to streamline certain sales, marketing and administrative functions in North America and Europe, which includes the consolidation of administrative and brand functions, in order to generate efficiencies. AGCO expects to complete these projects during the next three years with expected cost improvement and inventory reduction impacts beginning in 2008. AGCO expects total annual savings resulting from these actions to exceed $14 million with working capital reductions expected to be in excess of $40 million. Beginning in the second half of 2006, AGCO expects to incur project costs related to these initiatives recorded in normal operating earnings and restructuring expenses of approximately $10 million and $5 million, respectively, through 2008.
     Outlook
     Industry demand for farm equipment in 2006 in all major markets is expected to be below 2005 levels. In North America, demand is expected to decline in the second half of 2006 due to concerns resulting from a projected decline in farm income in 2006. In Europe, 2006 equipment demand is expected to be slightly below 2005 levels due to the continuing impact of last year’s drought in Southern Europe and changes in subsidy programs. In South America, equipment demand is expected to decline due to the impact of the strong Brazilian Real on exports of commodities and high farm debt levels.
     AGCO’s net sales for the full year of 2006 are expected to be slightly below 2005 levels based on lower industry demand, planned dealer inventory reductions and currency translation. Gross margins are expected to improve despite lower production in 2006 compared to 2005. AGCO is targeting an improvement in full year earnings per share ranging up to 10% in 2006. In addition, improved working capital utilization in 2006 is expected to result in strong free cash flow in 2006.
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     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Monday, July 31, 2006. The company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the Investors/Media page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for 12 months following the call. A copy of this press release will be available on AGCO’s website for at least 12 months following the call.
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     Safe Harbor Statement
     Statements which are not historical facts, including projections of future sales, net income, earnings, operating margins, production levels, inventory reductions, product lines, results of productivity initiatives, working capital utilization, currency impacts and market demand and conditions, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2005. AGCO disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally will adversely affect us.

•	Our success depends on the introduction of new products which require substantial expenditures.

•	We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Currency exchange rate and interest rate changes can adversely affect the profitability of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws subject us to the risks of work interruption or stoppage and could cause our costs to be higher.

•	We have significant pension obligations with respect to our employees.

•	We are subject to fluctuations in raw material prices and availability, which may cause delays in the production of our products or otherwise adversely affect our manufacturing costs.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our revenues and profitability would decline.

•	We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
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About AGCO
Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,600 independent dealers and distributors in more than 140 countries worldwide. AGCO products include the following well-known brands: AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. The company is headquartered in Duluth, Georgia and, in 2005, had net sales of $5.4 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$166.6	$220.6
Accounts and notes receivable, net	670.1	655.7
Inventories, net	1,265.4	1,062.5
Deferred tax assets	42.8	39.7
Other current assets	118.0	107.7

Total current assets	2,262.9	2,086.2
Property, plant and equipment, net	599.1	561.4
Investment in affiliates	184.4	164.7
Deferred tax assets	71.5	84.1
Other assets	64.4	56.6
Intangible assets, net	213.2	211.5
Goodwill	759.5	696.7

Total assets	$4,155.0	$3,861.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6.3	$6.3
Accounts payable	629.8	590.9
Accrued expenses	589.5	561.8
Other current liabilities	83.3	101.4

Total current liabilities	1,308.9	1,260.4
Long-term debt, less current portion	878.2	841.8
Pensions and postretirement health care benefits	257.9	241.7
Other noncurrent liabilities	142.7	101.3

Total liabilities	2,587.7	2,445.2

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	905.5	894.7
Retained earnings	883.6	825.4
Unearned compensation	—	(0.1)
Accumulated other comprehensive loss	(222.7)	(304.9)

Total stockholders’ equity	1,567.3	1,416.0

Total liabilities and stockholders’ equity	$4,155.0	$3,861.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2006	2005
Net sales	$1,450.5	$1,574.3
Cost of goods sold	1,199.2	1,303.1

Gross profit	251.3	271.2

Selling, general and administrative expenses	132.5	127.3
Engineering expenses	32.0	31.4
Restructuring and other infrequent expenses (income)	—	(0.8)
Amortization of intangibles	4.2	4.1

Income from operations	82.6	109.2

Interest expense, net	14.3	31.9
Other expense, net	10.3	12.2

Income before income taxes and equity in net earnings of affiliates	58.0	65.1

Income tax provision	22.1	25.6

Income before equity in net earnings of affiliates	35.9	39.5

Equity in net earnings of affiliates	5.0	6.6

Net income	$40.9	$46.1

Net income per common share:

Basic	$0.45	$0.51

Diluted	$0.45	$0.47

Weighted average number of common and common equivalent shares outstanding:
Basic	90.8	90.4

Diluted	91.6	99.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2006	2005
Net sales	$2,620.3	$2,831.2
Cost of goods sold	2,162.7	2,340.5

Gross profit	457.6	490.7

Selling, general and administrative expenses	259.1	257.9
Engineering expenses	63.6	62.1
Restructuring and other infrequent expenses	0.1	0.2
Amortization of intangibles	8.3	8.3

Income from operations	126.5	162.2

Interest expense, net	27.9	48.9
Other expense, net	16.8	19.0

Income before income taxes and equity in net earnings of affiliates	81.8	94.3

Income tax provision	34.7	37.9

Income before equity in net earnings of affiliates	47.1	56.4

Equity in net earnings of affiliates	11.1	11.2

Net income	$58.2	$67.6

Net income per common share:

Basic	$0.64	$0.75

Diluted	$0.64	$0.70

Weighted average number of common and common equivalent shares outstanding:
Basic	90.6	90.4

Diluted	91.1	99.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$58.2	$67.6

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	47.3	45.2
Deferred debt issuance cost amortization	2.2	5.1
Amortization of intangibles	8.3	8.3
Restricted stock compensation	3.2	0.1
Equity in net earnings of affiliates, net of cash received	(4.9)	(11.2)
Deferred income tax provision (benefit)	8.2	(3.0)
Gain on sale of property, plant and equipment	—	(1.6)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	23.0	(49.7)
Inventories, net	(154.4)	(262.6)
Other current and noncurrent assets	(10.3)	(23.2)
Accounts payable	0.7	122.9
Accrued expenses	6.2	(15.2)
Other current and noncurrent liabilities	1.6	(28.6)

Total adjustments	(68.9)	(213.5)

Net cash used in operating activities	(10.7)	(145.9)

Cash flows from investing activities:
Purchase of property, plant and equipment	(47.8)	(25.8)
Proceeds from sales of property, plant and equipment	1.2	8.8
Investments in unconsolidated affiliates	(2.8)	(22.5)

Net cash used in investing activities	(49.4)	(39.5)

Cash flows from financing activities:
Payment of debt obligations, net	(15.1)	(86.6)
Proceeds from issuance of common stock	7.7	0.8

Net cash used in financing activities	(7.4)	(85.8)

Effect of exchange rate changes on cash and cash equivalents	13.5	(7.5)

Decrease in cash and cash equivalents	(54.0)	(278.7)
Cash and cash equivalents, beginning of period	220.6	325.6

Cash and cash equivalents, end of period	$166.6	$46.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     During the second quarter and first six months of 2006, the Company recorded approximately $1.9 million and $3.2 million, respectively, of stock compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). The stock compensation expense was recorded as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Cost of goods sold	$—	$—	$—	$—
Selling, general and administrative expenses	1.9	—	3.2	0.1

Total stock compensation expense	$1.9	$—	$3.2	$0.1

2. RESTRUCTURING AND OTHER INFREQUENT EXPENSES
     During the first six months of 2006, the Company recorded restructuring and other infrequent expenses of approximately $0.1 million. These charges primarily related to severance costs associated with the Company’s rationalization of certain Valtra European sales offices located in Denmark, Norway and the United Kingdom.
     During the first six months of 2005, the Company recorded restructuring and other infrequent expenses of approximately $0.2 million. The net charges included a $1.5 million gain on the sale of property, which was recorded during the second quarter of 2005, related to the completion of auctions of machinery and equipment associated with the rationalization of the Randers, Denmark combine manufacturing operations. The gain was offset by $0.6 million and $0.3 million of costs recorded in the first quarter and second quarter of 2005, respectively, associated with the Randers rationalization. These charges consisted primarily of employee retention payments and other facility closure costs. In addition, during the first quarter of 2005, the Company incurred and recorded approximately $0.3 million of contract termination costs associated with the rationalization of its Valtra European parts distribution operations and $0.1 million of severance costs associated with the rationalization of certain administrative functions of its Finnish tractor manufacturing operations. The Company also recorded approximately $0.4 million of costs during the second quarter of 2005 associated with the announced closure of several of its Valtra European sales offices.
3. LONG-TERM DEBT
     Long-term debt consisted of the following at June 30, 2006 and December 31, 2005:

	June 30,	December 31,
	2006	2005
Credit facility	$419.4	$401.5
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
6 7/8% Senior subordinated notes due 2014	255.8	237.0
Other long-term debt	8.0	8.3

	884.5	848.1
Less: Current portion of long-term debt	(6.3)	(6.3)

Total long-term debt, less current portion	$878.2	$841.8

4. INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.
     Inventories at June 30, 2006 and December 31, 2005 were as follows:

	June 30,	December 31,
	2006	2005
Finished goods	$631.5	$477.3
Repair and replacement parts	338.6	307.5
Work in process	75.9	63.3
Raw materials	219.4	214.4

Inventories, net	$1,265.4	$1,062.5

5. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States, Canadian and European securitization facilities. Outstanding funding under these facilities totaled approximately $440.2 million at June 30, 2006 and $462.7 million at December 31, 2005. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $7.3 million and $5.6 million for the three months ended June 30, 2006 and 2005, respectively, and $13.8 million and $10.6 million for the six months ended June 30, 2006 and 2005, respectively.
     During the second quarter of 2005, the Company completed an agreement to permit transferring, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its United States and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company will continue to service the receivables. As of June 30, 2006, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement was approximately $129.7 million compared to approximately $109.9 million as of December 31, 2005.
6. EARNINGS PER SHARE
     During the fourth quarter of 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 04-08, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF Issue No. 04-08 requires that contingently convertible debt should be included in the calculation of diluted earnings per share using the if-converted method regardless of whether a market price trigger has been met. The Company adopted the statement during the fourth quarter of 2004 and included approximately 9.0 million additional shares of common stock that may have been issued upon conversion of the Company’s former 1 3/4% convertible senior subordinated notes in its diluted earnings per share calculation for the three and six months ended June 30, 2005. In addition, diluted earnings per share are required to be restated for each period that the former convertible notes were outstanding. The convertible notes were issued on December 23, 2003. As the Company is not benefiting losses in the United States for tax purposes, the interest expense associated with the convertible notes included in the diluted earnings per share calculation does not reflect a tax benefit. On June 29, 2005, the Company completed an exchange of its $201.3 million aggregate principal amount of 1 3/4% convertible senior subordinated notes. The Company exchanged its existing convertible notes for new notes that provide for (i) the settlement upon conversion in cash up to the principal amount of the converted new notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions occurring prior to December 10, 2010, but otherwise are substantially the same as the old notes. The impact of the exchange resulted in a reduction in the diluted weighted average shares outstanding of approximately 9.0 million shares on a prospective basis. In the future, dilution of weighted shares outstanding will depend on the Company’s stock price once the market price trigger or other specified conversion circumstances are met. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and six months ended June 30, 2006 and 2005 is as follows:

	Three Months Ending June 30,		Six Months Ending June 30,
	2006	2005	2006	2005
Basic net income per share:
Net income	$40.9	$46.1	$58.2	$67.6

Weighted average number of common shares outstanding	90.8	90.4	90.6	90.4

Basic net income per share	$0.45	$0.51	$0.64	$0.75

Diluted net income per share:
Net income	$40.9	$46.1	$58.2	$67.6
After-tax interest expense on contingently convertible senior subordinated notes	—	1.1	—	2.3

Net income for purposes of computing diluted net income per share	$40.9	$47.2	$58.2	$69.9

Weighted average number of common shares outstanding	90.8	90.4	90.6	90.4
Dilutive stock options and restricted stock awards	0.3	0.2	0.2	0.3
Weighted average assumed conversion of contingently convertible senior subordinated notes	0.5	9.0	0.3	9.0

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	91.6	99.6	91.1	99.7

Diluted net income per share	$0.45	$0.47	$0.64	$0.70

7. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and six months ended June 30, 2006 and 2005 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
June 30,	America	America	Middle East	Pacific	Consolidated
2006
Net sales	$343.2	$160.6	$911.0	$35.7	$1,450.5
Income from operations	2.3	8.9	86.3	3.6	101.1

2005
Net sales	$465.2	$185.3	$876.1	$47.7	$1,574.3
Income from operations	19.9	10.8	83.3	7.7	121.7

Six Months Ended	North	South	Europe/Africa/	Asia/
June 30,	America	America	Middle East	Pacific	Consolidated
2006
Net sales	$664.0	$301.8	$1,586.2	$68.3	$2,620.3
Income (loss) from operations	(3.1)	20.1	137.6	7.3	161.9

2005
Net sales	$858.0	$337.6	$1,542.4	$93.2	$2,831.2
Income from operations	22.5	23.3	128.7	15.2	189.7
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Segment income from operations	$101.1	$121.7	$161.9	$189.7
Corporate expenses	(12.4)	(9.2)	(23.8)	(18.9)
Stock compensation expense	(1.9)	—	(3.2)	(0.1)
Restructuring and other infrequent income (expenses)	—	0.8	(0.1)	(0.2)
Amortization of intangibles	(4.2)	(4.1)	(8.3)	(8.3)

Consolidated income from operations	$82.6	$109.2	$126.5	$162.2

8. RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, as well as free cash flow, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.

     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the quarters ended June 30, 2006 and 2005:

	Three months ended June 30,
	2006			2005
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share (1)
As adjusted	$82.6	$40.9	$0.45	$108.4	$59.2	$0.61
Restructuring and other infrequent expenses (income)(2)	—	—	—	(0.8)	(1.0)	(0.01)
Bond redemption costs(3)	—	—	—	—	14.1	0.14

As reported	$82.6	$40.9	$0.45	$109.2	$46.1	$0.47

(1)	Net income and earnings per share amounts are after tax (rounding may impact the summation of certain line items).

(2)	The restructuring and other infrequent income recorded in the second quarter of 2005 relates primarily to the gain on sale of machinery and equipment associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations. This gain was offset by charges incurred associated with the Randers rationalization, as well as the Company’s rationalization of its Valtra European sales operations. The Company did not record a tax provision or benefit associated with the gain or charges relating to the Randers rationalization. See Note 2 to our Condensed Consolidated Financial Statements for further explanation.

(3)	On June 23, 2005, AGCO redeemed its $250 million 9 1/2% Senior Notes due 2008 at a price of approximately $261.9 million, which included a premium of 4.75% over the face amount of the notes. At the time of the redemption, AGCO recorded interest expense for the premium of approximately $11.9 million, or $0.12 per share, and approximately $2.2 million, or $0.02 per share, for the write-off of the remaining balance of deferred debt issuance costs.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the six months ended June 30, 2006 and 2005:

	Six months ended June 30,
	2006			2005
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share (1)
As adjusted	$126.6	$58.3	$0.64	$162.4	$81.6	$0.84
Restructuring and other infrequent expenses (income)(2)	0.1	0.1	—	0.2	(0.1)	—
Bond redemption costs(3)	—	—	—	—	14.1	0.14

As reported	$126.5	$58.2	$0.64	$162.2	$67.6	$0.70

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the first six months of 2006 relate primarily to severance costs associated with the Company’s rationalization of certain Valtra European sales offices located in Denmark, Norway and the United Kingdom. The restructuring and other infrequent income recorded in the first six months of 2005 relates primarily to the gain on sale of machinery and equipment associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations. This gain was offset by charges incurred associated with the Randers rationalization, as well as the Company’s rationalization of its Valtra European sales operations. The Company did not record a tax provision or benefit associated with the gain or charges relating to the Randers rationalization. See Note 2 to our Condensed Consolidated Financial Statements for further explanation.

(3)	On June 23, 2005, AGCO redeemed its $250 million 9 1/2% Senior Notes due 2008 at a price of approximately $261.9 million, which included a premium of 4.75% over the face amount of the notes. At the time of the redemption, AGCO recorded interest expense for the premium of approximately $11.9 million, or $0.12 per share, and approximately $2.2 million, or $0.02 per share, for the write-off of the remaining balance of deferred debt issuance costs.
     The following is a reconciliation of free cash flow to net cash used in operating activities for the six months ended June 30, 2006 and 2005:

	2006	2005
Net cash used in operating activities	$(10.7)	$(145.9)
Less:
Capital expenditures	(47.8)	(25.8)

Free cash flow	$(58.5)	$(171.7)